Exhibit 4.1

To:	Sumitomo Mitsui Banking Corporation Europe Limited as Agent

From:	Knutsen NYK Offshore Tankers AS on behalf of itself and the other Obligors and KNOT Offshore Partners L.P. as Replacement Guarantor

Dear Sirs	Date: 15 June 2015

KNOT USD 172,500,000 Facility Agreement dated 3 April 2014 (the “Agreement”)

1.	We refer to the Agreement and to the accession letter dated 15 December 2014 between the parties hereto (the “Accession Letter”). This is a side letter to the Accession Letter (the “Side Letter”), supplementing and amending (as applicable) the terms of the Accession Letter. Terms defined in the Agreement have the same meaning in this Side Letter unless given a different meaning in this Accession Letter.

2.	Pursuant to the Accession Letter, KNOT Offshore Partners L. P. (“KNOP”) agreed to become a Replacement Guarantor with respect to all amounts outstanding in respect of KNOT Shuttle Tanker 20 AS and the Vessel “Dan Cisne” and to be bound by the terms of the Agreement as a Replacement Guarantor pursuant to Clause 28.2 (KNOP as Replacement Guarantor) of the Agreement. By this Side Letter, KNOP agrees to become a Replacement Guarantor also with respect to all amounts outstanding in respect of KNOT Shuttle Tanker 21 AS and the Vessel “Dan Sabia”, pursuant to Clause 28.2 (KNOP as Replacement Guarantor) of the Agreement, thereby guaranteeing, on a cross collateral basis, for all amounts outstanding under the Agreement and the other Finance Documents (including also, but not limited to, under the Hedging Agreements).

3.	KNOP is a company duly incorporated under the laws of the Marshall Islands. KNOP’s administrative details are as follows:

Address:

KNOT Offshore Partners LP

2 Queen’s Cross,

Aberdeen,

Aberdeenshire AB15 4YB,

United Kingdom

Fax No: +44 (0) 1224 624891

Attention: CFO/CEO

4.	This Accession Letter is governed by Norwegian law and KNOP has appointed KNOT Shuttle Tanker 20 AS as its process agents in respect of this Accession Letter and the other Finance Documents.

Knutsen NYK Offshore Tankers AS

/s/ Bjørn Sande Urtegaard
Name:	Bjørn Sande Urtegaard
Title:	Attorney-in-fact

KNOT Offshore Partners L.P.

/s/ John A. Costain
Name:	John A. Costain
Title:	Chief Executive Officer

Confirmed by the Agent
Sumitomo Mitsui Banking Corporation Europe Limited

/s/ Ragnhild Steigberg
Name:	Ragnhild Steigberg
Title:	Attorney in fact

Confirmed by the process agent
KNOT Shuttle Tankers 20 AS

/s/ Bjørn Sande Urtegaard
Name:	Bjørn Sande Urtegaard
Title:	Attorney-in-fact